Exhibit 99.B14

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights for the Acquiring Fund” and “Representations and Warranties” in sections 4.1(i) and 4.2(g) of Appendix A: Form of Agreement and Plan of Reorganization in the Proxy Statement/Prospectus and to the incorporation by reference of our report, dated December 14, 2007, of The Hartford Tax-Free Minnesota Fund (one portfolio in the series of The Hartford Mutual Funds II, Inc.), The Hartford Tax-Free National Fund (one portfolio in the series of The Hartford Mutual Funds II, Inc.), and The Hartford Tax-Free New York Fund (one portfolio in the series of The Hartford Mutual Funds, Inc.) as included in the Annual Report to Shareholders for the year ended October 31, 2007, in this Registration Statement for The Hartford Mutual Funds II, Inc. on Form N-14.

We also consent to the references to our firm under the captions “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” and to the incorporation by reference of our report, dated December 14, 2007, of The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. included in the October 31, 2007 Annual Report to Shareholders included in the Statement of Additional Information, dated February 28, 2008, of The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. of which Statement of Additional Information is incorporated by reference in this Registration Statement for The Hartford Mutual Funds II, Inc. on Form N-14.

                                                                                                                /s/ Ernst & Young LLP

Minneapolis, Minnesota

October 1, 2008